Exhibit 99.1

DiaMedica Therapeutics Appoints Julie Krop, MD, as Chief Medical Officer

Minneapolis, Minnesota – August 6, 2025 (Business Wire) – DiaMedica Therapeutics Inc. (Nasdaq: DMAC), a clinical-stage biopharmaceutical company focused on developing novel treatments for preeclampsia, fetal growth restriction and acute ischemic stroke, today announced the appointment of Julie Krop, MD, as Chief Medical Officer (CMO), effective immediately. Dr. Krop will succeed Dr. Lorianne Masuoka, who has resigned from her position as CMO for personal reasons.

“We are pleased to welcome Dr. Krop to our executive leadership team,” said Rick Pauls, President and CEO of DiaMedica. “Her extensive experience in the biopharma industry and track record of advancing innovative therapeutics from proof of concept to approval will be invaluable to our team as we advance toward late-stage clinical development of DM199. Additionally, Dr. Krop’s previous experience in preeclampsia drug development will be beneficial as we work to provide a treatment for this significant unmet need. On behalf of the DiaMedica team, I thank Lorianne for her guidance and dedication, which helped position DiaMedica for success. We wish her the best in her future endeavors.”

Dr. Krop added, “I’m excited to join DiaMedica at such a pivotal time in its growth. DM199 has the potential to be a fully disease-modifying therapy for patients with preeclampsia, as demonstrated by the recent Phase 2 Part 1a interim trial results. I look forward to helping guide the company’s clinical development strategy as we advance this first in class drug candidate into later stage development for both preeclampsia and acute ischemic stroke – two areas of urgent unmet need where no approved treatments currently exist.”

Dr. Krop has more than 20 years of experience as a strategic physician executive with leadership experience spanning multiple therapeutic and orphan indications in both pre-commercial and commercial organizations. She joins DiaMedica from PureTech Health, where she was CMO and Head of Development, leading multiple rare disease programs from preclinical development through Phase 2 trials. Prior, she served as CMO at Freeline Therapeutics, where she helped drive a successful IPO and oversaw three clinical stage gene therapy programs. Before that, Dr. Krop was CMO and Executive Vice President at AMAG Pharmaceuticals, where she was involved in the approval of three drugs and worked on the development of an orphan drug candidate for the treatment of severe preeclampsia. Previously, Dr. Krop has held senior development roles at Vertex Pharmaceuticals, Stryker Regenerative Medicine, Peptimmune, Millennium Pharmaceuticals, and Pfizer. Dr. Krop received her MD from Brown University School of Medicine and completed her internal medicine residency at Georgetown University Hospital. She also completed fellowships in epidemiology, clinical trial design and endocrinology at Johns Hopkins School of Medicine. Dr. Krop is board-certified in Endocrinology.

About DiaMedica Therapeutics Inc.

DiaMedica Therapeutics Inc. is a clinical stage biopharmaceutical company committed to improving the lives of people suffering from serious ischemic diseases with a focus on preeclampsia, fetal growth restriction and acute ischemic stroke. DiaMedica’s lead candidate DM199 is the first pharmaceutically active recombinant (synthetic) form of the KLK1 protein, an established therapeutic modality in Asia for the treatment of acute ischemic stroke, preeclampsia and other vascular diseases. For more information visit the Company’s website at www.diamedica.com.

Inducement Grant Under Nasdaq Listing Rule 5635(c)(4)

In connection with Dr. Krop’s appointment, DiaMedica granted her an inducement stock option to purchase 450,000 shares of DiaMedica’s common stock pursuant to the DiaMedica Therapeutics, Inc. 2021 Employment Inducement Incentive Plan. The inducement grant was approved by the Company’s compensation committee of the board of directors and will be effective as of Dr. Krop’s first date of employment, August 11, 2025, and was a material inducement to her acceptance of employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4) as a component of her compensation.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and forward-looking information that are based on the beliefs of management and reflect management’s current expectations. When used in this press release, the words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “seek,” “might,” “project,” “target,” “aim,” or “will,” the negative of these words or such variations thereon or comparable terminology and the use of future dates are intended to identify forward-looking statements and information. The forward-looking statements and information in this press release include statements regarding the Company’s expectations regarding the anticipated clinical benefits and success of DM199 for the treatment of preeclampsia and acute ischemic stroke. Such statements and information reflect management’s current view and DiaMedica undertakes no obligation to update or revise any of these statements or information. By their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements, or other future events, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Applicable risks and uncertainties include, among others, risks and uncertainties relating to the clinical expansion into preeclampsia and that trial; regulatory applications and related filing and approval timelines; the possibility of unfavorable results from DiaMedica’s other ongoing or future clinical trials of DM199; the risk that existing preclinical and clinical data may not be predictive of the results of ongoing or later clinical trials; the potential direct or indirect impact of hospital and medical facility staffing shortages, increased tariffs and worldwide global supply chain disruptions on DiaMedica’s business and clinical trials; DiaMedica’s reliance on collaboration with third parties to conduct clinical trials; DiaMedica’s ability to continue to obtain funding for its operations, including funding necessary to complete current and planned clinical trials and obtain regulatory approvals for DM199 for preeclampsia and acute ischemic stroke and the risks identified under the heading “Risk Factors” in DiaMedica’s annual report on Form 10-K for the fiscal year ended December 31, 2024 filed with the U.S. Securities and Exchange Commission (SEC) and subsequent SEC reports, including DiaMedica’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2025. The forward-looking information contained in this press release represents the expectations of DiaMedica as of the date of this press release and, accordingly, is subject to change after such date. Readers should not place undue importance on forward-looking information and should not rely upon this information as of any other date. While DiaMedica may elect to, it does not undertake to update this information at any particular time except as required in accordance with applicable laws.

Corporate Contact:

Scott Kellen, Chief Financial Officer

(763) 496-5118 | skellen@diamedica.com

Investor Contact:

Mike Moyer, Managing Director, LifeSci Advisors

mmoyer@lifesciadvisors.com

Media Contact:

Madelin Hawtin, LifeSci Communications

mhawtin@lifescicomms.com

Source: DiaMedica Therapeutics Inc.

Released August 6, 2025